EXHIBIT 99.19


        [LOGOS OF CYPRUS AMAX MINERALS COMPANY AND ASARCO INCORPORATED]


ATTENTION ASARCO AND CYPRUS AMAX SHAREHOLDERS:

                            THE ASARCO CYPRUS MERGER:
                    THE ONLY TRANSACTION THAT GIVES YOU VALUE
                      THE ONLY TRANSACTION YOU CAN COUNT ON

By VOTING FOR the Asarco Cyprus merger, shareholders will:

     o    CREATE the largest publicly-traded copper company in the world.

     o    RECEIVE a cash payment of $5.00 per Asarco Cyprus share after closing.

     o RETAIN 100 percent of the $275 million of annual savings created by the merger.

     o REALIZE the values of Asarco Cyprus' global presence and world-class properties, enhanced financial strength, and increased shareholder liquidity.

Cyprus Amax and Asarco shares outperformed Phelps Dodge's shares following the announcement of the Asarco Cyprus merger and before Phelps Dodge's unsolicited hostile takeover attempt:

     [Chart depicting historical trading values of selected copper equities (Cyprus Amax, Asarco, and Phelps Dodge, relative to each other) during the period between July 14 and August 19. Base value assumption:
               Cyprus - 13.938; Asarco - 19.000; Phelps - 66.438.]

Phelps Dodge WANTS TO BREAKUP the Asarco Cyprus merger and DENY YOU the values to which you are entitled. Phelps Dodge:

     o    IS OFFERING you a discount to the value created by a merged Asarco
          Cyprus.

     o DOES NOT want to give you fair and appropriate ownership in a three-way enterprise even though Cyprus Amax and Asarco would be contributing 57 percent of the production, 61 percent of the copper reserves and 92 percent of the cost savings.

     o    CAN NOT complete its exchange offer by September 30, if ever.

You have every right to question whose interests Phelps Dodge is promoting. On September 8, 1999, the Cyprus Amax and Asarco Boards unanimously rejected Phelps Dodge's exchange offer as inadequate and not in the best interests of Cyprus Amax and Asarco shareholders.

THE BOARDS OF CYPRUS AMAX AND ASARCO UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR THE ASARCO CYPRUS MERGER ON SEPTEMBER 30, 1999.


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             It is the only transaction that assures you of value.
                    It is the only transaction you can count on.
         We urge you to sign, date and mail the WHITE proxy card today.
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/s/ Francis R. McAllister                             /s/ Milton H. Ward

Francis R. McAllister                                 Milton H. Ward
Chairman and Chief Executive Officer                  Chairman, Chief Executive Officer and President
ASARCO Incorporated                                   Cyprus Amax Minerals Company


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                                        IMPORTANT

    If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR the merger.

    If you need assistance or information, please call our proxy solicitors:


              Asarco Shareholders:                                 Cyprus Amax Shareholders:
               MORROW & CO., INC.                                          GEORGESON
               at (800) 662-5200                                           SHAREHOLDER
      or CHRIS SCHULTZ, Treasurer, Asarco                              COMMUNICATIONS INC.
               at (212) 510-2329                                        at (800) 223-2064
                                                                  or JOHN TARABA, VP and Controller,
                                                                           Cyprus Amax
                                                                       at (303) 643-5244

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